UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2013

ACM Corporation

(Exact name of registrant as specified in its charter)

Nevada	333-167984	68-0680465
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

488 Madison Avenue, 12th Floor

New York, NY  10022

(Address of principal executive offices, including zip code)

(212) 400-6900

(Registrant’s telephone number, including area code)

Copy to:

Adam S. Gottbetter, Esq.

Gottbetter & Partners, LLP

Phone:  (212) 400-6900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2013, the Board of Directors of ACM Corporation (the “Company”) appointed Gregory E. Bloom as a director of the Company.  The Board also elected Mr. Bloom as President, Treasurer and Secretary of the Company, replacing Kenneth Spiegeland.  Mr. Bloom, 42, has been since April 2008 the President and Founder of Shambala Sports and Entertainment, a full service management company that provides clients with career guidance and media coverage.  From November 2010 to January 2012, Mr. Bloom was a partner at the law firm of Goldstein & Bloom, PLLC.  From January 2012 to present, Mr. Bloom has been a lawyer at ChaseLawyers, a sports, entertainment and intellectual property law firm.  Prior to this, Mr. Bloom worked on Wall Street from August 1995 to June 2003 as an investment advisor (stockbroker) and trader.  Mr. Bloom earned his B.A. from the University of Florida in 1994 and earned his J.D. from Florida International University in 2006.

On April 9, 2013, Kenneth Spiegeland resigned as a Director of the Company. To our knowledge, Mr. Spiegeland’s resignation did not arise from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 8, 2013, the Board of Directors of the Company amended and restated the Company’s By-Laws in their entirety. A copy of the Restated By-Laws is filed as an Exhibit to this Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this Report:

Exhibit Description

3.1	Restated By-Laws of ACM Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACM Corporation

Dated: May 17, 2013	By:	/s/ Greg Bloom
Name: Greg Bloom Title: President